Free Writing Prospectus dated February 2, 2021
Filed pursuant to Rule 433
Related to the Preliminary Prospectus Supplement dated February 1, 2021

Registration Statement No.: 333-225370

This free writing prospectus should be read together with the issuer’s preliminary prospectus supplement dated February 1, 2021 (including the documents incorporated by reference therein and the base prospectus in respect thereof) relating to the offering of ordinary shares and American Depositary Shares (the “Preliminary Prospectus Supplement”). The following information supplements and updates the information contained in the Preliminary Prospectus Supplement.

argenx Issues Statement Concerning Efgartigimod

-                       No observed elevation of cholesterol markers related to treatment with efgartigimod

February 2, 2021

Breda, the Netherlands – argenx SE (Euronext & Nasdaq: ARGX), today provided a statement in response to news from Immunovant regarding a voluntary pause of dosing in its ongoing trials for IMVT-1401, an FcRn antagonist. Today’s announcement by Immunovant was issued following an observed signal of elevated total cholesterol and LDL levels in one of its ongoing trials.

argenx has evaluated efgartigimod in over 350 subjects and patients, and is not aware of any elevation of cholesterol markers related to treatment with efgartigimod.

Total cholesterol, HDL and LDL were measured in at least 117 subjects in multiple Phase 1 healthy volunteer trials and there were no observed increases from baseline measurements over time. Additionally, total cholesterol, HDL and LDL were measured in 167 patients throughout the 26-week placebo-controlled Phase 3 ADAPT trial and efgartigimod was observed to have a comparable profile to placebo.

About Efgartigimod

Efgartigimod is an investigational antibody fragment designed to reduce disease-causing immunoglobulin G (IgG) antibodies and block the IgG recycling process. Efgartigimod binds to the neonatal Fc receptor (FcRn), which is widely expressed throughout the body and plays a central role in rescuing IgG antibodies from degradation. Blocking FcRn reduces IgG antibody levels representing a logical potential therapeutic approach for several autoimmune diseases known to be driven by disease-causing IgG antibodies, including: myasthenia gravis (MG), a chronic disease that causes muscle weakness; pemphigus vulgaris (PV), a chronic disease characterized by severe blistering of the skin; immune thrombocytopenia (ITP), a chronic bruising and bleeding disease; and chronic inflammatory demyelinating polyneuropathy (CIDP), a neurological disease leading to impaired motor function. The subcutaneous formulation of efgartigimod is co-formulated with Halozyme’s ENHANZE® drug delivery technology and is administered as a 1000mg weekly single injection.

About argenx

argenx is a global immunology company committed to improving the lives of people suffering from severe autoimmune diseases and cancer. Partnering with leading academic researchers through its Immunology Innovation Program (IIP), argenx aims to translate immunology breakthroughs into a world-class portfolio of novel antibody-based medicines. argenx is evaluating efgartigimod in multiple serious autoimmune diseases, and cusatuzumab in hematological cancers in collaboration with Janssen. argenx is also advancing several earlier stage experimental medicines within its therapeutic franchises. argenx has offices in Belgium, the United States, and Japan.

For further information, please contact:

Media:

Kelsey Kirk

KKirk@argenx.com

Investors:

Beth DelGiacco

bdelgiacco@argenx.com

Joke Comijn (EU)

jcomijn@argenx.com

Forward-looking Statements

The contents of this announcement include statements that are, or may be deemed to be, forward-looking statements. These forward-looking statements include statements concerning the lack of elevated cholesterol markers in patients related with efgartigimod. By their nature, forward-looking statements involve risks and uncertainties and readers are cautioned that any such forward-looking statements are not guarantees of future performance. argenx’s actual results may differ materially from those predicted by the forward-looking statements as a result of various important factors, including the effects of the COVID-19 pandemic, the inherent uncertainties associated with preclinical and clinical trial and product development activities and regulatory approval requirements; argenx’s reliance on collaborations with third parties; estimating the commercial potential of argenx’s product candidates; argenx’s ability to obtain and maintain protection of intellectual property for its technologies and drugs; argenx’s limited operating history; and argenx’s ability to obtain additional funding for operations and to complete the development and commercialization of its product candidates. A further list and description of these risks, uncertainties and other risks can be found in argenx’s U.S. Securities and Exchange Commission (SEC) filings and reports, including in argenx’s most recent annual report on Form 20-F filed with the SEC as well as subsequent filings and reports filed by argenx with the SEC. Given these uncertainties, the reader is advised not to place any undue reliance on such forward-looking statements. These forward-looking statements speak only as of the date of publication of this document. argenx undertakes no obligation to publicly update or revise the information in this press release, including any forward-looking statements, except as may be required by law.

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